EXHIBIT 99.1

SJW GROUP ANNOUNCES 2018 SECOND QUARTER FINANCIAL RESULTS

SAN JOSE, CA, July 25, 2018 – SJW Group (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2018. SJW Group net income was $12.9 million for the quarter ended June 30, 2018, compared to $18.7 million for the same period in 2017. Diluted earnings per share were $0.62 and $0.90 for the quarters ended June 30, 2018 and 2017, respectively. Diluted earnings per share includes $0.72 per share from recurring operations offset by $0.10 per share related to the Company’s activities around the proposed merger with Connecticut Water Service, Inc.

Operating revenue was $99.1 million for the quarter ended June 30, 2018 compared to $102.1 million in the same period in 2017. The $3.0 million decrease in revenue was primarily attributable to a $10.9 million decrease in the net recognition of certain balancing and memorandum accounts, including $4.8 million related to the implementation of the Tax Cuts and Jobs Act (H.R. 1) (the "Tax Act"), $4.3 million in lower revenue recorded in our Water Conservation Memorandum Account, and $1.6 million in cost-recovery accounts that were recorded in revenue in 2017 which upon adoption of Topic 606, "Revenue from Contracts with Customers" on January 1, 2018 are now recorded as capitalized costs until recovery is approved by the California Public Utilities Commission. The decrease was partially offset by a $5.7 million increase in cumulative water rate changes, net of approximately $1.0 million rate decrease from our 2018 cost of capital proceeding, $1.8 million in higher customer usage, and $415,000 in revenue from new customers.

Water production expenses for the second quarter of 2018 were $39.9 million compared to $38.8 million for the same period in 2017, an increase of $1.1 million. The increase in water production expenses was attributable to $3.8 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $1.7 million in higher customer water usage, partially offset by $3.3 million due to an increase in the use of available surface water supplies and $1.2 million related to cost-recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $5.0 million to $36.4 million from $31.4 million. The increase was primarily due to $2.7 million in various costs related to our proposed merger with Connecticut Water Service, Inc., $1.6 million of higher depreciation expenses due to assets placed in service in 2017, $448,000 in higher maintenance and property taxes and other non-income taxes, and $143,000 of higher administrative and general expenses, net of cost-recovery balancing and memorandum accounts.

Other expense and income in the second quarter and first six months of 2017 included a pre-tax gain of $6.3 million on the sale of 444 West Santa Clara Street Limited Partnership's interests in the commercial building and land the partnership owned and sale of undeveloped land which SJW Land Company owned for a pre-tax gain of $580,000.

The effective consolidated income tax rates were approximately 24% and 37% for the quarters ended June 30, 2018 and 2017, respectively. The effective tax rate decreased primarily due to the change in the statutory federal income tax rate from 35% to 21% as a result of the Tax Act.

Year-to-date net income was $14.2 million, compared to $22.4 million in 2017. Diluted earnings per share were $0.68 in the first six months of 2018, compared to $1.08 per diluted share for the same period in 2017.

Year-to-date operating revenue increased by $3.0 million to $174.1 million from $171.1 million in the first six months of 2018. The increase was attributable to $11.8 million in cumulative rate increases, net of approximately $1.0 million rate decrease from our 2018 cost of capital proceeding, $8.1 million in higher customer usage, and $792,000 in revenue from new customers. These increases were partially offset by a $17.4 million decrease in the net recognition of certain balancing and memorandum accounts, primarily due to $6.7 million in lower revenue recorded in our Water Conservation Memorandum Account, $5.9 million related to the implementation of the Tax Act, $1.7 million related to cost-recovery accounts, an additional $1.4 million related to the outcome of our cost of capital proceeding, and $1.4 million related to a redistribution of certain customer accounts between residential and business customers for the year ended December 31, 2016 that was recorded in the 2017 first quarter. In addition, revenue from our real estate operations was $229,000 lower.

Year-to-date water production expenses increased to $70.3 million from $65.3 million in 2017. The $5.0 million increase was attributable to $6.1 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $4.3 million in higher customer water usage, offset by $4.6 million in lower expenses due to an increase in the use of available surface water supplies and $708,000 related to cost-recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $11.4 million to $73.7 million from $62.3 million. The increase was primarily due to $6.5 million in various costs related to our proposed merger with Connecticut Water Service, Inc., $3.1 million in higher depreciation expenses, $1.2 million in higher maintenance and property taxes and other non-income taxes, and $566,000 in higher administrative and general expenses, net of cost-recovery balancing and memorandum accounts.

The effective consolidated income tax rates were approximately 20% and 36% for the six-month periods ended June 30, 2018 and 2017, respectively. The effective tax rate decreased in 2018 primarily due to the change in the statutory federal income tax rate from 35% to 21% as a result of the Tax Act.

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.28 per share. The dividend is payable on September 4, 2018 to shareholders of record on August 6, 2018.

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group's plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group's most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
REVENUE	$99,086	102,073	$174,128	171,118
OPERATING EXPENSE:
Production Expenses:
Purchased water	23,712	22,181	39,128	36,105
Power	1,624	1,704	2,892	2,991
Groundwater extraction charges	9,919	10,932	19,451	18,342
Other production expenses	4,626	3,991	8,838	7,851
Total production expenses	39,881	38,808	70,309	65,289
Administrative and general	11,958	11,815	23,526	22,960
Maintenance	4,596	4,487	9,056	8,384
Property taxes and other non-income taxes	3,450	3,111	7,316	6,806
Depreciation and amortization	13,656	12,033	27,239	24,152
Merger related cost	2,746	—	6,552	—
Total operating expense	76,287	70,254	143,998	127,591
OPERATING INCOME	22,799	31,819	30,130	43,527
OTHER (EXPENSE) INCOME:
Interest expense	(6,084)	(5,756)	(12,136)	(11,813)
Unrealized gain/(loss) on California Water Service Group stock	140	—	(527)	—
Gain on sale of real estate investment	—	6,903	—	6,903
Pension non-service cost	(595)	(1,032)	(1,178)	(1,907)
Other, net	679	614	1,355	1,077
Income before income taxes	16,939	32,548	17,644	37,787
Provision for income taxes	4,068	11,964	3,488	13,532
NET INCOME BEFORE NONCONTROLLING INTEREST	12,871	20,584	14,156	24,255
Less net income attributable to the noncontrolling interest	—	1,896	—	1,896
SJW GROUP NET INCOME	12,871	18,688	14,156	22,359
Other comprehensive income, net	—	56	—	172
SJW GROUP COMPREHENSIVE INCOME	$12,871	18,744	$14,156	22,531

SJW GROUP EARNINGS PER SHARE:
Basic	$0.63	0.91	$0.69	1.09
Diluted	$0.62	0.90	$0.68	1.08
DIVIDENDS PER SHARE	$0.28	0.22	$0.56	0.44
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,592	20,504	20,577	20,495
Diluted	20,732	20,674	20,717	20,665

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2018	December 31, 2017
ASSETS
Utility plant:
Land	$18,212	17,831
Depreciable plant and equipment	1,755,624	1,714,228
Construction in progress	68,153	45,851
Intangible assets	15,650	14,413
Total utility plant	1,857,639	1,792,323
Less accumulated depreciation and amortization	579,572	553,059
Net utility plant	1,278,067	1,239,264

Real estate investments	56,336	56,213
Less accumulated depreciation and amortization	11,730	11,132
Net real estate investments	44,606	45,081
CURRENT ASSETS:
Cash and cash equivalents	8,926	7,799
Accounts receivable and accrued unbilled utility revenue	57,939	54,309
Other current assets	6,308	4,750
Total current assets	73,173	66,858
OTHER ASSETS:
Investment in California Water Service Group	3,207	4,535
Regulatory assets, net	98,332	99,554
Other	2,736	2,709
	104,275	106,798
	$1,500,121	1,458,001

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2018	December 31, 2017
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$21	21
Additional paid-in capital	84,375	84,866
Retained earnings	380,898	376,119
Accumulated other comprehensive income	—	2,203
Total stockholders’ equity	465,294	463,209
Long-term debt, less current portion	431,258	431,092
Total capitalization	896,552	894,301
CURRENT LIABILITIES:
Line of credit	59,000	25,000
Accrued groundwater extraction charge, purchased water and purchased power	18,555	14,382
Accounts payable	26,183	22,960
Accrued interest	6,968	6,869
Accrued payroll	4,837	6,011
Other current liabilities	9,008	9,830
Total current liabilities	124,551	85,052

DEFERRED INCOME TAXES	84,064	85,795
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	245,115	244,525
POSTRETIREMENT BENEFIT PLANS	75,229	72,841
REGULATORY LIABILITY	61,639	62,476
OTHER NONCURRENT LIABILITIES	12,971	13,011
	$1,500,121	1,458,001